EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE


For:   MAF Bancorp, Inc.                  Contacts:  Jerry A. Weberling, Chief
       55th Street & Holmes Avenue                     Financial Officer
       Clarendon Hills, IL 60514                     Michael J. Janssen, Senior
                                                       Vice President
       website:  www.mafbancorp.com                  (630) 325-7300


          MAF BANCORP REPORTS SECOND QUARTER EARNINGS OF $.53 PER SHARE


Clarendon Hills, Illinois, July 21, 1999 - MAF Bancorp, Inc. (MAFB) announced today that earnings for the second quarter ended June 30, 1999 totaled $13.2 million, or a record $.53 per diluted share, compared to earnings of $9.8 million, or $.42 per diluted share reported in last year's second quarter. Earnings per share in the current period were highlighted by continued strong core banking and real estate development results which included a $2.9 million pre-tax gain on the sale of a large commercial parcel. The commercial property sale added $.07 per diluted share to the current quarter's earnings per share results. Exclusive of this gain, diluted earnings per share results were 9.5% higher than in the same period a year ago. On December 31, 1998, the Company completed its acquisition of Westco Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, the current period's results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.57 in the current quarter ($.50 excluding the commercial real estate gain) compared to $.44 last year. Return on equity was 15.67% in the current quarter while cash return on average tangible equity was 20.14%. Return on average assets was 1.27% while cash return on average tangible assets was 1.37% for the current quarter.

Net interest income, after provision for loan losses, totaled $28.7 million in the current quarter compared to $24.0 million a year ago and $28.1 million in the prior quarter. The Bank's net interest margin improved to 2.95% for the quarter ended June 30, 1999 compared to 2.87% for the quarter ended June 30, 1998 and 2.94% for the quarter ended March 31, 1999. Management expects that the net interest margin may come under pressure over the balance of the year due to the higher interest rates and potential negative impact on funding costs as certificates of deposit and borrowings reprice. The yield on average interest-earning assets remained steady over the past three months at 6.99% while the cost of interest-bearing liabilities declined by five basis points to 4.38%.

Average interest-earning assets in the current quarter grew to $3.93 billion compared to $3.38 billion for last year's second quarter and $3.86 billion for the quarter ended March 31, 1999. Mortgage loan volume continued to be strong during the quarter, totaling $464.0 million compared to $439.2 million a year ago and $391.1 million in the quarter ended March 31, 1999. Despite higher mortgage interest rates in recent months, purchase mortgage activity in the Bank's markets remains robust.

Non-interest income increased to $9.7 million in the current quarter, compared to $6.9 million reported for the quarter ended June 30, 1998. These results were driven by increased real estate development profits and fee income from deposit account products. These positive results were offset by reduced gains on sales of loans in the Company's mortgage banking operation. Income from real estate development operations totaled $3.9 million for the quarter ended June 30, 1999, up significantly from the $1.3 million reported in the comparable period a year ago. The sale of a 26-acre commercial parcel in the Company's Woodbridge development added $2.9 million to pre-tax earnings for the quarter. In addition, a total of 140 residential lots were sold in the current quarter and 110 lots were under contract at the end of the quarter. Included in the 110 lots are 75 lots in the Creekside subdivision which are under contract to be sold in a bulk sale expected to close in the second quarter of 2000. The Company expects to report good real estate results for the remainder of 1999, resulting from additional, smaller commercial property sales and activity in its

Tallgrass of Naperville development. It is currently expected that Tallgrass Unit 2 lots will be available, and commence closing, in the fourth quarter of 1999.

Deposit account service fees totaled $2.5 million for the quarter ended June 30, 1999, up 22.2% from the $2.1 million reported in the year earlier period. Deposit account fees continues to be one of the Company's strongest revenue growth areas, the result of a continuing focus on expanding the Bank's consumer checking account business. Brokerage commissions declined during the quarter, totaling $627,000 compared to $839,000 for the quarter ended June 30, 1998. The decrease is due to turnover in the sales force and the record quarter for the brokerage operation in last year's comparable period.

The increasing interest rate environment and decline in loan refinancing activity during the quarter led to a decline in gain on sale of loans and mortgage-backed securities to $414,000 in the quarter, compared to $930,000 a year ago. Loan sales in the current quarter were $72.7 million compared to $134.7 million for the quarter ended June 30, 1998. Loan servicing fee income rebounded during the quarter, totaling $654,000 compared to $393,000 a year ago. The total included a $250,000 recovery of the $1.3 million of mortgage servicing impairment writedowns recognized by the Bank in the third and fourth quarters of 1998.

Non-interest expense totaled $16.5 million in the current quarter, compared to $14.9 million reported in the prior year's second quarter and $16.2 million for the quarter ended March 31, 1999. The ratio of total non-interest expense to average assets was an impressive 1.59% for the current quarter. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 42.7%, considerably better than peer group averages. Compensation and benefits expense totaled $9.3 million in the current quarter, compared to $8.8 million a year ago, an increase of 5.9%. Occupancy costs were up $124,000 in the quarter while advertising expense increased $239,000, due largely to the initiation of a new radio-based company branding campaign which will be an ongoing program. Income tax expense totaled $8.7 million in the current quarter, equal to an effective income tax rate of 39.6% compared to a 38.8% effective tax rate in the quarter ended June 30, 1998.

Non-performing assets at June 30, 1999 declined slightly to $22.1 million, or
 .52% of total assets, compared to $23.5 million or .57% of total assets at March 31, 1999. The Company recorded a provision for loan losses of $250,000 in the current quarter, while net loan charge-offs totaled $66,000. The Bank's allowance for loan losses was $17.0 million at June 30, 1999, equal to 130.0% of total non-performing loans, 76.9% of total non-performing assets and .49% of total loans receivable.

Net income for the six months ended June 30, 1999 totaled $24.9 million, or $.99 per diluted share, compared to $18.9 million, or $.81 per diluted share reported for the comparable six-month period of a year ago. Net interest income, after provision for loan losses, totaled $56.8 million for the current six-month period compared to $47.8 million for the six months ended June 30, 1998. The net interest margin improved to 2.94% in the current period compared to 2.88% in 1998 while average interest-earning assets expanded by 16.2%, due in part to continued growth in the Bank's mortgage loan portfolio over the past year and to the Westco Bancorp acquisition.

Almost all areas of non-interest income in the current six-month period improved compared to a year ago, led by advances in income from real estate development operations and deposit account service charges. Income from real estate operations totaled $4.5 million compared to $2.1 million for the six months ended June 30, 1998. Deposit account service charges advanced to $4.7 million compared to $3.8 million a year ago, an increase of 23.9%. Gains on sales of loans and mortgage-backed securities from the Company's mortgage banking operation also contributed to the rise in non-interest income in the six-month period, totaling $1.9 million compared to $1.4 million in the same period a year ago. Non-interest expenses totaled $32.7 million for the six months ended June 30, 1999 compared to $29.3 million for the six months ended June 30, 1998, an increase of 11.6%. The efficiency ratio of 44.3% remains better than industry standards.

Total assets increased to $4.28 billion at June 30, 1999, up $165.4 million from the $4.11 billion reported for the quarter ended March 31, 1999. The growth in assets during the three-month period was driven by an increase in loans receivable of $175.1 million. The balance of loans receivable at June 30, 1999 stood at $3.55 billion, including $100.0 million of loans held for sale. Deposits remained stable during the three-month period at $2.67 billion while borrowed funds, used to fund the increased loan balances, increased by $151.0 million to $1.18 billion, compared to $1.03 billion at March 31, 1999. Total stockholders' equity was $343.9 million at June 30, 1999, resulting in a stated book value per share of $14.24 and a tangible book value per share of $11.74. The Company repurchased 5,000 shares of its common stock during the current quarter at an average price of $22.50 per share. The Company has repurchased 742,500 shares at an average price of $23.29 per share under its existing 750,000 share stock repurchase program. The Bank's tangible, core and risk-based capital percentages of 6.53%, 6.53% and 12.66%, respectively at June 30, 1999 exceeded all regulatory requirements by a significant margin.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 24 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, the effectiveness of the Company's compliance review and implementation plan to identify and resolve Year 2000 issues, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                                        MAF BANCORP, INC. AND SUBSIDIARIES
                                               RESULTS OF OPERATIONS
                                   (Dollars in thousands, except per share data)



                                                            THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                 JUNE 30,                 JUNE 30,
                                                            ------------------        ----------------
                                                             1999         1998        1999         1998
                                                             ----         ----        ----         ----
                                                              (UNAUDITED)              (UNAUDITED)


Interest income.......................................      $68,811      $61,813    $136,209     $123,101
Interest expense......................................       39,852       37,605      78,887       74,900
                                                            -------      -------    --------     --------
 Net interest income..................................       28,959       24,208      57,322       48,201
Provision for loan losses.............................          250          200         500          400
                                                            -------      -------    --------     --------
 Net interest income after provision for loan
    losses............................................       28,709       24,008      56,822       47,801
Non-interest income:
 Gain on sale of:
    Loans receivable..................................          382          804       1,838        1,209
    Mortgage-backed securities........................           32          126          36          168
    Investment securities.............................           --           70         538          398
    Foreclosed real estate............................          108           21         120           66
 Income from real estate operations...................        3,917        1,298       4,538        2,099
 Deposit account service charges......................        2,541        2,079       4,746        3,832
 Loan servicing fee income............................          654          393       1,030          756
 Brokerage commissions................................          627          839       1,219        1,509
 Other................................................        1,460        1,227       3,012        2,266
                                                            -------      -------    --------     --------
    Total non-interest income.........................        9,721        6,857      17,077       12,303
Non-interest expense:
 Compensation and benefits............................        9,269        8,755      18,735       17,252
 Office occupancy and equipment.......................        1,818        1,694       3,625        3,346
 Federal deposit insurance premiums...................          393          366         797          728
 Data processing......................................          600          564       1,191        1,096
 Advertising and promotion............................          823          584       1,355        1,237
 Amortization of goodwill ............................          650          334       1,300          668
 Amortization of core deposit intangibles.............          327          293         654          587
 Other................................................        2,644        2,296       5,047        4,389
                                                            -------      -------    --------     --------
    Total non-interest expense........................       16,524       14,886      32,704       29,303
                                                            -------      -------    --------     --------
    Income before income taxes........................       21,906       15,979      41,195       30,801
Income taxes..........................................        8,667        6,199      16,277       11,854
                                                            -------      -------    --------     --------
 Net income...........................................      $13,239      $ 9,780    $ 24,918     $ 18,947
                                                            =======      =======    ========     ========
Basic earnings per share..............................          .55          .43        1.02          .84
                                                                ===          ===        ====          ===
Diluted earnings per share............................          .53          .42         .99          .81
                                                                ===          ===         ===          ===

                                        MAF BANCORP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                              (Dollars in thousands)



                                                                          JUNE 30, 1999      DECEMBER 31, 1998
                                                                          -------------      -----------------
                                                                           (UNAUDITED)


ASSETS

Cash and due from banks.........................................          $   42,966           $   53,995
Interest-bearing deposits.......................................              20,824               24,564
Federal funds sold..............................................              39,310               79,140
Investment securities, at cost (fair value of $22,085 and
 $12,360).......................................................              21,426               11,107
Investment securities available for sale, at fair value.........             192,840              198,960
Stock in Federal Home Loan Bank of Chicago, at cost.............              55,525               50,878
Mortgage-backed securities, at amortized cost (fair value of
 $105,556 and $127,570).........................................             106,905              128,538
Mortgage-backed securities available for sale, at fair value....              44,723               55,065
Loans receivable held for sale..................................             100,016               89,406
Loans receivable, net of allowance for losses of $16,978 and
 $16,770........................................................           3,448,150            3,229,670
Accrued interest receivable.....................................              22,291               21,545
Foreclosed real estate..........................................               9,028                8,357
Real estate held for development or sale........................              22,775               25,134
Premises and equipment, net.....................................              41,472               40,724
Other assets....................................................              48,143               41,785
Intangible assets, net of accumulated amortization of $8,625
 and $6,671.....................................................              60,270               62,219
                                                                          ----------           ----------
                                                                          $4,276,664           $4,121,087
                                                                          ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
 Deposits.......................................................           2,669,886            2,656,872
 Borrowed funds.................................................           1,179,500            1,034,500
 Advances by borrowers for taxes and insurance..................              33,262               30,576
 Accrued expenses and other liabilities.........................              50,069               54,143
                                                                          ----------           ----------
    Total liabilities...........................................           3,932,717            3,776,091
                                                                          ----------           ----------
Stockholders' equity:
 Preferred stock, $.01 par value; authorized 5,000,000
    shares; none outstanding....................................                  --                   --
Common stock, $.01 par value; 40,000,000 shares
 authorized; 25,420,650 shares issued; 24,156,627 and
 24,984,398 shares outstanding..................................                 254                  254
 Additional paid-in capital.....................................             194,016              191,473
 Retained earnings, substantially restricted....................             177,396              159,935
 Accumulated other comprehensive income (loss)..................                (401)                 425
 Treasury stock, at cost; 1,264,023 and 436,252 shares..........             (27,318)              (7,091)
                                                                          ----------           ----------
    Total stockholders' equity..................................             343,947              344,996
                                                                          ----------           ----------
Commitments and contingencies...................................          $4,276,664           $4,121,087
                                                                          ==========           ==========

                                        MAF BANCORP, INC. AND SUBSIDIARIES
                                              SELECTED FINANCIAL DATA
                                         (In thousands, except share data)


                                                            JUNE 30,        DECEMBER 31,       JUNE 30,
                                                              1999              1998             1998
                                                            --------        ------------       ---------


Book value per share................................       $     14.24     $      13.81       $     12.40
Tangible book value per share.......................             11.74            11.32             11.07
Stockholders' equity to total assets................              8.04%            8.37%             7.84%
Tangible capital ratio (Bank only)..................              6.53%            6.67%             6.88%
Core capital ratio (Bank only)......................              6.53%            6.67%             6.88%
Risk-based capital ratio (Bank only)................             12.66%           13.42%            13.95%
Common shares outstanding:
 Actual.............................................        24,156,627       24,984,398        22,576,705
 Basic (weighted average)...........................        24,139,952       22,068,823        22,562,943
 Diluted (weighted average).........................        24,894,128       22,789,419        23,377,866
Non-performing loans................................       $    13,056      $    14,049       $    12,525
Non-performing assets...............................            22,084           22,406            19,291
Allowance for loan losses...........................            16,978           16,770            15,689
Non-performing loans to total loans.................               .38%             .43%              .45%
Non-performing assets to total assets...............               .52%             .54%              .54%
Allowance for loan losses to total loans............               .49%             .52%              .56%
Mortgage loans serviced for others..................       $ 1,129,715      $ 1,065,126       $ 1,028,586
Investment in Bank real estate subsidiaries.........            10,706           12,518            13,819


                                                             THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                   JUNE 30,                       JUNE 30,
                                                          -------------------------      --------------------------
                                                             1999            1998           1999            1998
                                                          ----------     ----------      ----------     -----------

Average balance data:
 Total assets.......................................      $4,157,126     $3,543,293      $4,119,912     $3,518,148
 Loans receivable...................................       3,457,332      2,802,948       3,410,019      2,778,660
 Interest-earning assets............................       3,934,544      3,379,916       3,898,114      3,353,548
 Deposits...........................................       2,554,424      2,246,770       2,544,095      2,244,777
 Interest-bearing liabilities.......................       3,626,342      3,100,747       3,589,396      3,084,790
 Stockholders' equity...............................         337,846        275,791         338,722        271,801
Performance ratios (annualized):
 Return on average assets...........................            1.27%          1.10%           1.21%          1.08%
 Return on average equity...........................           15.67          14.18           14.71          13.94
 Cash return on average tangible assets.............            1.37           1.17            1.30           1.14
 Cash return on average tangible equity.............           20.14          16.61           17.13          16.39
 Average yield on interest-earning assets...........            6.99           7.31            6.99           7.34
 Average cost of interest-bearing liabilities.......            4.38           4.84            4.41           4.87
 Interest rate spread...............................            2.61           2.47            2.58           2.47
 Net interest margin................................            2.95           2.87            2.94           2.88
 Average interest-earning assets to average
    interest-bearing liabilities....................          108.50         109.00          108.60         108.71
 Non-interest expense to average assets.............            1.59           1.68            1.59           1.67
 Non-interest expense to average assets and
    loans serviced for others.......................            1.25           1.31            1.25           1.30
 Efficiency ratio...................................           42.72          48.03           44.28          48.75
Loan originations and purchases.....................      $  464,014     $  439,198      $  855,124     $  806,924
Loans and mortgage-backed securities sold...........          72,672        134,720         211,869        198,571
Cash dividends declared per share...................             .09            .07             .16           .117

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